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[STIFEL COMPANY LETTERHEAD]

                STIFEL FINANCIAL CORP. ANNOUNCES BANK ACQUISITION


ST. LOUIS, MISSOURI -- NOVEMBER 20, 2006 -- Stifel Financial Corp. (NYSE: "SF") and privately held First Service Financial Company (FSFC) announced today that Stifel has entered into a definitive agreement to acquire FSFC and its subsidiary FirstService Bank. FirstService Bank is a St. Louis-headquartered, Missouri chartered bank, with approximately $130 million in assets. Total consideration in the transaction will be approximately $38 million in cash, representing two times FSFC's fully converted equity at September 30, 2006.

The consummation of the transaction is subject to the vote of shareholders of FSFC and the satisfaction of certain specified conditions, including approval by relevant regulatory authorities.

Ronald J. Kruszewski, Chairman and Chief Executive Officer of Stifel Financial Corp. and its principal subsidiary, Stifel, Nicolaus & Company, Incorporated commented, "We have recognized for some time that our clients would be well served by the addition of a bank affiliate to our enterprise. In FirstService Bank, we believe we have found the perfect fit to expand our client offerings through a high quality, technologically capable banking affiliate with a strong and experienced management team led by Thomas W. Hagar."

Mr. Kruszewski further commented, "I am particularly pleased that John Dubinsky, a current Stifel Director and former President and CEO of Mark Twain Bancshares and Chairman and CEO of Mercantile Bank before its sale to US Bank, has agreed to serve as Chairman of the bank following the acquisition. John's knowledge of Stifel, coupled with his extensive banking experience, will help us attain our strategic objective."

Mr. Dubinsky added, "This transaction is innovative in that an investment bank, Stifel Financial, is acquiring a bank versus the other way around. We believe Stifel's entrepreneurial culture and extensive client relationships, coupled with FirstService's excellent platform, will allow Stifel to become an important banking force in the markets and for the clients it serves."

Thomas W. Hagar FSFC Chairman and President commented, "FirstService has continually sought ways to differentiate itself from other financial institutions in the market while maintaining a service-driven, results-oriented banking organization. The opportunity to merge with a well-known and highly respected company such as Stifel Nicolaus will only enhance our commitment to service and provide a wider array of products and services to better meet the needs of the clients we now serve and will allow us to very significantly expand our client base." Mr. Hagar will serve as President of the bank subsidiary of Stifel Financial.

COMPANY INFORMATION
Stifel Financial Corp. operates 121 offices in 27 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The ultimate structure of any transaction consummated by Stifel and FSFC could vary materially from that outlined herein. Stifel and FSFC may determine not to conclude a transaction on these terms, or on any terms. Stifel disclaims any intent or obligation to update these forward-looking statements.

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For further information, contact
James M. Zemlyak, Chief Financial Officer
(314) 342-2228